Exhibit  10.1     Steven Plumb employment agreement

September 26, 2005
Manfred Sternberg
Chief Executive Officer
BlueGate Corporation
701 North Post Oak Blvd., Suite 630
Houston, TX 77024
Houston, Texas
Dear Manfred:
Thank you for the opportunity to submit a proposal for contract CFO services. The following is a list of additional services available from Clear Financial Solutions, Inc. (Firm). We hope to exceed your expectations of service from our firm by clearly identifying the services to be provided, their frequency, and the objectives and limitations of such services. We have prepared this proposal for services based our meetings with the management of Bluegate Corporation (Client). None of the services provided can be relied upon to detect errors, irregularities, or illegal acts that may exist. However, we will inform the appropriate level of management of any material errors that come to our attention or any irregularities or illegal acts that come to our attention, unless they are clearly inconsequential.
We provide the following services for our clients:
[ ] Contract CFO Services
[ ] Strategic Planning
[ ] SEC Reporting Services
[ ] Business Process Re-engineering
[ ] Performance Measurement and Improvement
[ ] Procedures and Controls
[ ] Financial Analysis
[ ] Outsourced Accounting Services
You have requested that we perform Contract CFO Services for your company. We anticipate that these services will be performed by Steven M. Plumb, CPA (Consultant). Mr. Plumb may also utilize other staff members of the Firm. The standard billing rates for our partners and staff are as follows:
Partner Level $165 per hour
Manager Level $125 per hour
Staff Level $75 per hour
Bookkeeper $50 per hour
In the course of performing these services we will do the following:
[ ] Review monthly financial statements;
[ ] Oversee internal controls;
Helping You Do More of What You Do Well!
5300 N. Braeswood, #370 Phone 713 780 0806
Houston, TX 77096-3317 Fax 800 861 1175
www.clearfinancials.com E mail steven@clearfinancials.com
Page 2

September 26, 2005
[ ] Page 2
[ ] Provide advice on the application of Generally Accepted Accounting
Principles;
[ ] Assist in the preparation of SEC filings;
[ ] Assist in the preparation of materials for the Client's auditors;
[ ] Provide advice on the structure of financing transactions and contracts; and
[ ] Other projects as requested by management
Consultant reports to the Chief Executive Officer and to the Audit Committee of the Board of Directors. If an Audit Committee is not in place then the Consultant reports to the Board of Directors. Consultant has the responsibility, authority and freedom to report to the Audit Committee independent of management.
Compensation
We estimate that 40 to 60 hours per month will be necessary to meet the needs of Client at a cost of $6,600 to $9,900 per month. Should the amount of time required to complete this project change, we will inform you promptly. Services will be billed as incurred at the standard hourly rate of $165.00 per hour. Time incurred in excess of the range of hours noted above will be billed at our standard rate. If a payment is ever received more than 3 business days late, then Client is obligated to remit a retainer of $7,500. The retainer will be held until the end of the contract.
Payment will be due on the 1st of each month. Interest of 1.5% per month will be charged on all outstanding balances. The payment due upon execution of this contract is $6,600, which consists of a an estimated first month's fee of $6,600. If Client becomes 30 days or more in arrears on payments to the Firm, the Firm has the right to stop performing services under this contract.

Consultant will also be issued an option (the Option) to purchase 350,000 shares of Client's common stock at an exercise price of $1.00 per share. The Option will vest on a pro rate basis monthly over a period not to exceed 24 months and expire at the end of no less than 5 years. The Option will be issued under Client's 2005 Stock and Stock Option Plan.
Other
The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review or compilation services under this contract. Client will reimburse Firm for reasonable expenses such as mileage, photocopies, long distance, postage and supplies. The effective date of this contract is October 1, 2005 and is for a period of one year. If the Client cancels the contract or fails to perform for any reason, then it shall pay the Firm damages equal to the balance that it would have paid had the contract been fully performed. Unless canceled by either party with written notice sixty (60) days prior to the end of the contract, the contract will automatically renew for another twelve (12) month period with a 5% fee increase. The contract will roll over automatically until canceled in writing by either party within sixty
(60) days notice prior to the end of the contract. The retainers will be applied to the last months billing. Should the contract be renewed, the applicable retainer shall be rolled forward and will apply to the last billing of the renewed contract. If the firm is unable to perform due to circumstances beyond its control, then the Firm is released from this contract and the Firm has no liability under this agreement. Client may cancel this contract with 60 days written notice.
Page 3
September 26, 2005
[ ] Page 3

Guarantee
Consultant represents and warrants to Company that all services, work and deliverables to be performed hereunder shall be performed in a professional and workmanlike manner to the highest industry standards. If any work does not meet this standard, a fee accommodation can be arranged. Consultant makes no guarantees or representations regarding any particular result or outcome based on services provided.
Other Matters
Based upon the terms and conditions contained in this agreement, you are engaging Consultant to perform business and management consulting services at such places and times as may be reasonably agreed to by Consultant. It is expressly understood and agreed that no provisions of this agreement, nor any act of the parties, shall be interpreted to create any relationship between Consultant and the Company other than that of independent contractor. Each party agrees to keep confidential the proprietary information of the other party that may be learned during the course of providing or receiving services under this Agreement. Consultant agrees he will not disclose any proprietary or confidential information acquired from the Company under this agreement, including trade secrets, business plans and confidential or other information which may be proprietary to the Company. This Agreement shall commence on October 1, 2005 and shall continue indefinitely until such time as either Consultant or the Company terminates the agreement as provided below. The parties agree that either the Company or Consultant, through written notice, may terminate Consultant's engagement under this Agreement at any time for any reason or for no reason. The Company shall process payments to Consultant bi-weekly for all undisputed invoices presented by Consultant under this Agreement but in no case shall Consultant be paid later than thirty (30) days after the receipt of such undisputed invoices. In the case of a dispute, such representative as the Company may designate will discuss the controversial items with Consultant and attempt to resolve the dispute. The parties will attempt to resolve any controversy or claim arising out of this Agreement by mediation prior to commencing any legal action. The maximum recovery for any damages attributable to work performed, regardless of the cause of action, will be limited to the return of unearned fees paid to Consultant. All agreements between the parties are contained in this document. There are no oral agreements between the parties. This agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this agreement must be litigated in the state district courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. The Client expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. The Client further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.
Page 4
September 26, 2005
[ ] Page 4

Please indicate your acceptance of the above understanding by signing below. A copy is enclosed for your records. If your needs change during the year, the nature of our services can be adjusted appropriately. Likewise, if you have special projects with which we can assist, please let us know. We look forward to a long-term and mutually-beneficial relationship with Bluegate
Corporation.
Sincerely,
Clear Financial Solutions, Inc. by
Steven Plumb, CPA
SMP
Reviewed and accepted:
                                    Date
----------------------------------       ----------------
President/Chief Executive Officer